UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2005

ERGO SCIENCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26988	04-3565746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

790 Turnpike St., Suite 202 North Andover, MA		01845
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (978) 688-8833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

As previously reported on Form 8-K (the “Initial 8-K”) filed with the Securities Exchange Commission on April 7, 2005, on April 1, 2005, Ergo Science Corporation (the “Registrant”) completed the acquisition of the business publishing division (referred to herein as the “Business” or “Bcom”) of Highbury House Communications plc, a company registered in England and Wales (“Highbury House”) pursuant to a share purchase agreement.  The purchase price of GBP 12.5 million (approximately $23.395 million) was subject to a post-closing adjustment based on the actual working capital of the Business on the date of the closing.  At closing, the Registrant paid Highbury House GBP 11.426 million (approximately $21.386 million), being the estimated amount of the final purchase price for the Business after such adjustment.

This Form 8-K/A is being filed to amend the Initial 8-K to include information about the Business relating to Item 8.01 Other Events, Item 9.01(a) Financial Statements of Business Acquired and Item 9.01(b) Pro Forma Financial Information.  The information contained in this Form 8-K/A should be read in conjunction with the Initial 8-K.

Certain Risk Factors

Below the Registrant provides a cautionary discussion of certain risks, uncertainties and possibly inaccurate assumptions relevant to the Business.  These are certain factors that the Registrant thinks could cause actual results to differ materially from expected and historical results.  Other factors besides those listed here could also adversely affect the Business.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.  In addition to other information in this Form 8-K/A, you should carefully evaluate the following risk factors:

The market for the Business’ products and services is competitive.

The competition for the Business’ products and services is highly fragmented by product offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in trade shows, conferences, publications and direct marketing products and other.

Within each particular industry sector, the Business also competes with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market or industry sector, in some cases, its competitors operate in several geographic markets and/or industry sectors. Its trade shows and conferences compete with trade associations and, in several markets, with exposition hall owners and operators. Its publications typically have between two and five direct competitors that target the same industry sector, and it also has many indirect competitors that define niche markets differently than it does and thus may provide alternatives for readers and/or advertisers.

The Business has not previously acted as a stand-alone company.

The Business has no history of operating as a stand-alone company, and it may be unable to make the changes necessary to operate as a stand-alone company, or it may incur greater costs as a stand-alone company that may cause its profitability to decline.  The Business has been operated by Highbury House as a division of its broader publishing organization rather than as a separate stand-alone company.  Highbury House assisted the Business by performing various corporate functions, including public relations, employee relations, financing and legal and tax functions.  Following the Acquisition, Highbury House has no obligation to provide these functions to the Business.  If the Business does not have in place its own systems and business functions or if it does not have agreements with other providers of these services, the Business may not be able to effectively operate its business and its profitability may decline.

Trade Show exhibit space and ad pages could decline as a result of an economic slowdown in the United Kingdom, future terrorist attacks, or geopolitical concern.

The Business’ customers typically reduce their marketing and advertising budgets during a general economic downturn or a recession in the United Kingdom or in any other market where the Business conducts a significant amount of business.  The longer a recession or economic downturn continues the more likely it becomes that the Business’s customers may significantly reduce their marketing and advertising budgets.  Any material decrease in marketing budgets could reduce the demand for exhibition space and also reduce attendance at the

Business’ trade shows and conferences.  In addition, any material decrease in advertising budgets could reduce the demand for advertising space in the Business’ publications.  As a result, the Business’ revenue and its cash flow from operations could decrease significantly.  In addition, the Business’ integrated marketing strategy could be materially adverse affected if advertising revenue cannot support one or more of its important publications or if declines in its customers’ marketing and advertising budgets require it to discontinue one or more of its important trade shows or conferences.

Further terrorist attacks and continued geopolitical concern (including conflict in the Middle East) may significantly affect the Business’ future results of operations or financial condition, whether as a result of (1) reduced attendance at, or curtailment or cancellation of, trade shows due to travel fears, (2) further reduction in economic activity and a related reduction in marketing expenditures on publications or trade shows, or (3) other circumstances that could result from these or subsequent attacks.

The Business depends on securing desirable dates and locations for its trade shows and conferences, which it may not be able to secure.

The date and location of a trade show or a conference can impact the Business’ profitability and prospects.  The market for desirable dates and locations is highly competitive.  If the Business cannot secure desirable dates and locations for its trade shows and conferences, profitability and future prospects would suffer, and its financial condition and results of operations would be materially adversely affected.  In general, the Business maintains multi-year reservations for its trade shows and conferences.  Consistent with industry practice, it does not pay for these reservations, and these reservations are not binding on the facility owners until the Business executes a contract with the owner.  The Business typically signs contracts that guarantee the right to venues or dates for only one year.  Therefore, multi-year reservations may not lead to binding contracts with facility owners.  In addition, because trade shows and conferences are held on pre-scheduled dates at specific locations, the success of a particular trade show or conference depends upon events outside the Business’ control, such as natural catastrophes, labor strikes and transportation shutdowns.

The Business’ trade shows, conferences and publishing revenues vary due to the movement of annual events or publication mailing dates and the timing of its customers’ product launches.

The Business’ trade shows, conferences and publishing revenues are seasonal, due primarily to the timing of its large trade shows and conferences and the mailing dates of its magazines and industry directories. Because event revenues are recognized when a particular event is held and publication revenues are recognized in the month publications are mailed, the Business may also experience fluctuations in quarterly revenues based on the movement of annual events or mailing dates from one quarter to another.

In addition, the Business’ trade show and conference revenues may fluctuate from period to period based on the spending patterns of its customers. Many of its large customers concentrate their trade show participation around major product launches. Because it cannot always know or predict when its large customers intend to launch new products, it is difficult to anticipate any related fluctuations in trade show and conference revenues.

The Business depends in part on new product introductions, and the process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly.

The Business’ success depends in part upon ability to monitor rapidly changing market trends and to adapt events and publications to meet the evolving needs of existing and emerging target audiences. Future success will depend in part on the Business’ ability to continue to adapt existing events and publications and to offer new events and publications by addressing the needs of specific audience groups within its target markets. The process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly.  The Business generally incurs initial operating losses when it introduces new events and publications.  Efforts to introduce new events or publications may not ultimately be successful or profitable. In addition, costs related to the development of new events and publications are accounted for as expenses, so year-to-year results may be materially adversely affected by the number and timing of new product launches.

3

The Business’s overall operations may be adversely affected by risks associated with international operations.

The Business’s primary operations are in the United Kingdom. The following risks in international markets could have a material adverse effect on the Business’ future international operations and, consequently, on its business, results of operations and financial condition:

•                                          general economic and political uncertainties and potential for social unrest;

•                                          limitations on our ability to enforce legal rights and remedies;

•                                          state-imposed restrictions on the repatriation of funds; and

•                                          potentially adverse tax consequences.

Reliance on principal vendors could adversely affect business.

The Business relies on principal vendors (principally paper and print vendors and distributors) and their ability or willingness to sell products to it on favorable price and other terms. Many factors outside of the Business’ control may harm these relationships and the ability or willingness of these vendors to sell these products to it on such terms.  If any of its principal vendors discontinues or temporarily terminates its services and it is unable to find adequate alternatives, the Business may experience increased prices, interruptions and delays in services. These factors could adversely affect business.

Increases in paper or postage costs could cause the Business’ expenses to increase and may adversely affect business.

Paper and postage are necessary expenses relating to print products and magazine distribution. Significant increases in paper prices or in postage prices may have an adverse effect on business. The Business does not use forward contracts, and all of its paper supply vendor arrangements provide for price adjustments to reflect prevailing market prices. If the Business cannot pass significant increases in paper and postage costs through to its customers, its financial condition and results of operations could be materially adversely affected.

The Business may not be able to protect its intellectual property.

The Business relies on copyright and trademark rights to protect its publishing products. Effective trademark and copyright protection may be unavailable or limited, or the Business may not have applied for such protection in the United States or abroad. In addition, the Business has been, and may in the future be, notified of claims that its publishing products may infringe trademarks, copyrights, patents and/or other intellectual property rights of others. Such claims, including any related litigation, could result in significant expense to the Business and adversely affect its cash flow, whether or not such litigation is resolved in its favor.

Item 9.01  Financial Statements and Exhibits.

(a)                                  Financial statements of business acquired.

Audited financial statements of Bcom for the fiscal year ended December 31, 2004 and 2003 are included in this report. Bcom’s historical financial data were prepared in accordance with US GAAP and presented in British Pound Sterling (‘‘UK £’’ or ‘‘£’’).

(b)                                 Pro forma financial information.

Pro forma financial information reflecting the acquisition of the Business by the Registrant as required pursuant to Article 11 of Regulation S-X is included in this report. The Pro forma financial information was prepared in accordance with US GAAP and is presented in United States Dollars (‘‘US$’’ or ‘‘$’’).

4

Bcom

Combined Financial Statements

December 31, 2004

Independent Auditors’ Report

To the Board of Directors and Stockholders of Bcom (as defined herein)

We have audited the accompanying combined balance sheets of Bcom as of December 31, 2004 and 2003, and the related consolidated statements of operations, equity, and cash flows for each of the years then ended.  These financial statements are the responsibility of the Bcom’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  Bcom is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bcom’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Bcom as of December 31, 2004 and 2003, and the results of its operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements were prepared to present the financial position and related results of operations and cash flows of Bcom, as described in Note 1 to the financial statements, and may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if Bcom had been operated as a stand-alone company for the periods presented.

/s/ DELOITTE & TOUCHE LLP

London, England

June 16, 2005

COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2004	Year Ended December 31, 2003
	£000s	£000s
Revenues:	20,157	24,217
Cost of sales (exclusive of depreciation and amortization)	12,275	16,698
Gross profit	7,882	7,519

Operating Expenses:
Depreciation	161	543
Amortization of intangibles	112	217
Impairment of intangibles	110	1,949
Selling, general and administrative expenses	6,967	8,212
Gain on sale of fixed asset	—	(1,563)
Total operating expenses	7,350	9,358

Operating income/(loss)	532	(1,839)

Net interest income	134	124

Income/(loss) before income taxes	666	(1,715)

(Provision)/benefit for income tax	(341)	135

Net income/(loss)	325	(1,580)

See accompanying notes to the combined financial statements.

COMBINED BALANCE SHEET

	December 31, 2004	December 31, 2003
	£000s	£000s

Assets
Current Assets:

Cash and cash equivalents	893	411
Trade receivables (net of allowance for doubtful accounts 2004: £144,000 and 2003: £308,000)	3,576	4,186
Inventory	290	652
Prepayments	827	1,636
Deferred tax	144	190
Other current assets	94	231
Total current assets	5,824	7,306

Property and equipment, net	2,201	2,339
Intangible assets, net	3,730	3,952
Goodwill	8,543	8,543
Loan to parent	26,568	26,568
Deferred tax	77	79
Total assets	46,943	48,787

Liabilities and invested equity

Current Liabilities:

Accounts payable	2,148	24
Payable to parent	1,781	5,830
Accruals and deferred revenue	3,373	3,433
Other creditors	223	407
Total current liabilities	7,525	9,694

Loan from parent	16,720	16,720

Invested equity:
Owners net investment	22,698	22,373

Total invested equity	22,698	22,373

Total liabilities and invested equity	46,943	48,787

See accompanying notes to the combined financial statements.

COMBINED STATEMENT OF CHANGES IN EQUITY

	December 31, 2004	December 31, 2003
	£000s	£000s

Owners Net Investment

Beginning balance	22,373	28,136

Net income/(loss)	325	(1,580)
Dividends to Highbury House Communications plc	—	(4,652)
Capital contribution by Highbury House Communications plc	—	469
Ending balance	22,698	22,373

See accompanying notes to the combined financial statements.

COMBINED STATEMENT OF CASH FLOWS

	Year Ended December 31, 2004	Year Ended December 31, 2003
	£000s	£000s

Cash flows from operating activities :

Net income/(loss)	325	(1,580)

Adjustments to reconcile net income/(loss) to net cash provided by operating activities :

Depreciation	161	543
Amortization of intangibles	112	217
Impairment of intangibles	110	1,949
Provision for doubtful accounts	(164)	(277)
Deferred income taxes	48	(202)
Gain on sale of fixed assets	—	(1,563)
Other non-cash charges	—	469
Changes in assets and liabilities:
Decrease/(increase) in trade receivable	774	(367)
Decrease/(increase) in inventory	362	(141)
(Increase)/decrease in payable to parent	(4,049)	3,050
Decrease/(increase) in prepaid and other current assets	946	(629)
Increase/(decrease) in accounts payable	2,124	(44)
(Decrease)/increase in accrued expenses and deferred revenue	(60)	843
(Decrease)/increase in other creditors	(184)	137
Net cash provided by operating activities	505	2,405

Cash flows from investing activities
Purchase of property and equipment	(25)	(290)
Proceeds on disposal	2	2,386
Net cash (used in)/provided by investing activities	(23)	2,096

Cash flows from financing activities
Dividends paid to Highbury House Communications plc	—	(4,652)

Net increase/(decrease) in cash & cash equivalents	482	(151)

Cash and cash equivalents at beginning of year	411	562
Cash and cash equivalents at end of year	893	411

See accompanying notes to the combined financial statements.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.                                     BACKGROUND AND BASIS OF PRESENTATION

Background

Bcom was the business publishing division of Highbury House Communications plc (“Highbury”) and comprises eight separate legal entities which were all wholly-owned subsidiaries of Highbury.  Bcom provides information across a diverse range of sectors including printed and web-based magazines, data services and directories, staging exhibitions, conferences and award ceremonies.

The business includes: 13 trade names (including: Checkout; Electrical Times; Independent Grocer; The Motor Ship; World Travel Guide; and Motor Trader); 150 domain names (including: columbusguides.com; groweroftheyear.com; harpers-wine.com; motorship.com; motortrader.com; travel-guide.com; and worldfish.com); approximately 40 magazine titles (including: Motor Trader; World Fishing Magazine; Export Times; Checkout; World Travel Guide; Television World; and Electronics World); and approximately 30 exhibitions (including: European Hotel Design Awards; The International Wine & Spirit Competition; The Retail Industry Awards; Quality Food and Drinks Awards; and Europe Power Conference and Exhibition).

The eight entities are as follows (“Bcom Entities”):

•      Highbury Business Communications Limited

•      Highbury Business Limited

•      (including European Communications, transferred to this entity by Highbury after 31 December 2004, but prior to the acquisition of Bcom by Ergo)

•      Nexus Media Communications Limited

•      (excluding Highbury Nexus Special Interests, a business which was transferred out of this entity to Highbury prior to the acquisition of Bcom by Ergo)

•      Highbury Columbus Travel Publishing Limited

•      Highbury Harpers Limited

•      The International Wine and Spirit Competition Limited

•      Highbury Nexus Limited

•      Highbury Nexus Media Limited

•      (excluding the Highbury consumer business, which was transferred out of this entity prior to acquisition of Bcom by Ergo)

As can be seen above, these financial statements reflect businesses which were included or excluded from Bcom in 2005, prior to the acquisition of Bcom by Ergo.

The business started with the development of two titles in 1999.  More significant expansion occurred in March 2000 with the acquisition of Nexus Media Communications Ltd and its subsidiaries and then in August 2000 Columbus Group Plc. In May 2001, a number of titles were acquired from Reed Business Information and the final addition to the business to business operation was made in September that year with titles purchased from DMG World Media.

On January 31, 2005, Highbury announced its intention to dispose of Bcom.  On February 9, 2005, Highbury reached a conditional agreement with Ergo Science Corporation (“Ergo”) to sell Bcom.  The preliminary terms of the arrangement were gross proceeds of £12.5 million with a potential working capital adjustment of approximately £1.0 million.  This sale was later consummated as of April 1, 2005 consistent with the originally announced terms.  The consideration paid at April 1, 2005 was £11.5 million although this is expected to be reduced by a further working capital adjustment.

These financial statements have been prepared as a result of the acquisition of Bcom by Ergo from Highbury.

Basis of Presentation

The combined financial statements have been derived from the aggregation of the financial statements of the individual Bcom entities and the accounting records of Highbury and reflect the historical basis of assets and liabilities of the Bcom Entities under US GAAP.

The combined financial statements include allocations of certain Highbury expenses including the items described below:

General Corporate Expenses

Highbury allocates general corporate expenses for each fiscal year based on head count.  These allocations are reflected in the selling, general and administrative expenses line in the Combined Statement of Operations.

The allocation based on headcount is primarily for treasury, purchase ledger processing and audit fees and amounted to £386,000 and £1,348,000 for 2004 and 2003 respectively.  The decrease relates to the reduction in services provided by Highbury following a reorganization in 2003 and Bcom undertaking more of these services themselves.  Management believes the costs of these services charged down are a reasonable representation of the costs that would have incurred if Bcom had performed these functions as a stand-alone company.

Income Taxes

Bcom’s income taxes are calculated on a separate tax return basis.  Valuation allowances are recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized in the future.  The deferred tax assets recorded in the historical combined financial statements represent the estimated amount of deferred tax assets that would have been recorded had Bcom not had the benefit of tax sharing arrangements to other Highbury entities.  Where unrecognized deferred tax assets were transferred to Highbury the consideration received has been recorded as a capital contribution.

Risks and uncertainties

Bcom has no history operating as a stand-alone company, and it may be unable to make the changes necessary to operate as a stand-alone company, or it may incur greater costs as a stand-alone company that may cause its profitability to decline. The Bcom business was operated by Highbury as a division of its broader publishing organization rather than as a separate stand-alone company.  Highbury assisted Bcom by performing various corporate functions, including public relations, employee relations, financing and legal and tax functions.  Following the separation, Highbury has no obligation to provide these functions to Bcom. If Bcom does not have in place its own systems and business functions or if it does not have agreements with other providers of these services Bcom may not be able to effectively operate its business and its profitability may decline.

2.                                     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of combination

The combined financial statements include certain wholly owned subsidiaries and assets and liabilities of the Bcom entities that will be purchased from Highbury.  All material transactions and balances between and among the Bcom businesses have been eliminated.

Use of estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.  These estimates include an allocation of costs by Highbury, assessing the collectability of accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, employee benefits and useful lives for amortization periods of tangible and intangible assets, among others.  Actual results could differ from those estimates.

Revenue recognition

Bcom considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectability is reasonably assured.  Business publication revenue and pre-publication costs are recognized on the mailing date of the publication.  Similarly Competition or Event revenue is recognized on the date the actual event takes place.  Any income received or costs incurred are deferred until such dates.  Subscription revenue is recognized over the period of the subscription.

Cost recognition

Direct and incremental magazine costs are deferred until the magazines are mailed to the customer, at which point they are expensed in the income statement.  Direct and incremental event costs, such as event prepayments and salary costs, are deferred until the date on which the event commences and are then expensed in the income statement. Where it is anticipated that an event will be loss making, the total anticipated loss on the event is recognized when management consider a loss likely.

Advertising costs

Costs related to advertising and service promotion are charged to operating expense as incurred. Advertising expense was £278,000 and £244,000 for the years ended December 31, 2004 and 2003, respectively.

Foreign currency

The functional currency of Bcom’s entities is the applicable local currency, primarily British Pound Sterling. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is settled or translated, are recognized in the combined statements of operations. Foreign exchange gains recognized in the income statement amounted to £40,000 and £8,000 for 2004 and 2003, respectively.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Trade receivables

Credit is extended to customers based upon an evaluation of the customer’s financial condition. Accounts receivable are recorded at net realizable value.

Allowance for doubtful accounts

The accounts receivable reserve methodology is based on historical analysis and a review of outstanding balances.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.  Market means current replacement cost but not to exceed net realizable value.  Reserves for obsolete and slow moving inventory are charged to cost of sales.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is determined using straight-line methods over the estimated useful lives of the various asset classes.

Depreciation is provided at rates calculated to write off the cost less estimated residual value of each asset over its estimated useful life as follows:

Freehold Land	Not depreciated
Freehold buildings and improvements	2% per annum on a straight line basis
Computer equipment	25% per annum on a straight line basis
Furniture, fixtures and fittings	15% per annum on a straight line basis

Major renewals and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred.  Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the combined balance sheets and any gain or loss is reflected in the combined statements of operations.

Intangible assets other than goodwill

Intangible assets other than goodwill comprise magazine titles and events.

Those with finite lives are amortized using a straight-line method over the following estimated useful lives.

Trademarked magazines and events	20 years
Contractual events	30 years
Unregistered magazine titles and events	10-30 years

Intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually, or, whenever circumstances indicate a possible impairment may exist.  Bcom evaluates the recoverability of indefinite lived intangible assets by comparison of the estimated fair value of an intangible asset with its carrying amount.  If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired. Should pre-acquisition contingencies relating to the valuation of such assets and liabilities crystallize within one year from the purchase date, the Group records such items against goodwill. Goodwill is not amortized, but instead is tested for impairment annually or whenever impairment indicators require, and charged as expense to results of operations in periods in which the recorded value of goodwill is more than the goodwill’s implied fair value. Estimates of fair value are primarily determined using discounted cash flows and are based on the best estimate of future revenue and operating costs and general market conditions. This approach uses significant assumptions, including projected future cash flows (including timing), the discount rate reflecting the risk inherent in future cash flows, and the terminal growth rate.

Concentration of credit risk

It is Bcom’s policy to single source its paper, printing and distribution in order to realize economies of scale.  Management considers that alternative suppliers could be found in the medium term.  However, the loss of a paper, printing or distribution supplier could, in the short term, adversely affect our business until alternative supply arrangements are secured.

No single customer represented more than 10% of revenues for the years ended December 31, 2004 and 2003 or 10% of trade receivables as of December 31, 2004 and 2003.

Accounting for the impairment of long-lived assets other than goodwill and indefinite life intangible assets

Bcom accounts for impairment of long-lived assets other than goodwill and intangible assets with an indefinite life in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.  The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Income taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.  Valuation allowances are recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized in the future.

Fair value of financial instruments

Carrying amounts of certain of Bcom’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt approximate their fair value.

3.                                     RESTRUCTURING

In 2003, Highbury entered into a restructuring which affected the Bcom entities. The restructuring arose out of a rationalization of the business operations by relocating from multiple offices to a centralized location in Swanley Kent. Restructuring costs recognized in the combined statement of income amounted to £221,000 and £1,094,000 for 2004 and 2003 respectively. These are primarily made up of redundancy costs which affected 77 Bcom personnel in 2003 and 6 in 2004.  No provision existed at the end of 2004 or 2003 for this restructuring as all amounts were paid within the year.

4.                                     INCOME TAXES

All of the income before taxes arises in the United Kingdom.

The provision/(benefit) for income taxes consisted of the following:

	December 31 2004	December 31 2003
	£000s	£000s

Current provision/(benefit)	293	67
Deferred provision/(benefit)	48	(202)
	341	(135)

A reconciliation of the statutory income tax expense (benefit) to the actual effective income tax expense (benefit) for continuing operations is as follows:

	December 31 2004	December 31 2003
	£000s	£000s

Statutory income tax rate (UK – 30%)	200	(474)
Non-deductible expenses	56	46
Prior year adjustment	4	(133)
Change in valuation allowance	81	379
Other	—	47
	341	(135)

The significant components of deferred income tax assets and liabilities for continuing operations are as follows:

	December 31	December 31
	2004	2003
	£000s	£000s

Deferred tax assets:
Intangible assets	2,446	2,365
Property and equipment	267	277
Deferred revenue	—	68
Other	144	122
Total deferred tax assets	2,857	2,832

Valuation allowance	(2,446)	(2,365)
Net deferred tax assets	411	467

Deferred tax liabilities:
Intangible assets	(190)	(198)

Net deferred tax asset	221	269

The Company recognizes valuation allowances where it is considered unlikely that the deferred tax asset will be realized.  This is considered the case for the deferred tax assets relating to intangibles.

5.                                     ALLOWANCE FOR DOUBTBUL ACCOUNTS

The movement on the allowance for doubtful accounts is as follows:

	December 31 2004	December 31 2003
	£000s	£000s

Balance at beginning of year	(308)	(585)
Additions to allowances	(111)	(86)
Utilization	275	363
Balance at end of year	(144)	(308)

6.                                     INVENTORY

Inventory consists of the following:

	December 31 2004	December 31 2003
	£000s	£000s

Raw materials	58	100
Work in progress	39	310
Finished goods	193	242

Total	290	652

7.                                     PROPERTY AND EQUIPMENT, NET

	December 31 2004	December 31 2003
	£000s	£000s

Land	750	750
Building and improvements	1,328	1,328
Furniture, fixtures and equipment	432	418
Computer equipment	1,148	1,139
	3,658	3,635
Accumulated depreciation	1,457	1,296
Property and equipment, net	2,201	2,339

Depreciation expense was £161,000 and £530,000 for 2004 and 2003, respectively.

8.                                     INTANGIBLE ASSETS

The following tables summarize the activity for the finite life intangible assets:

	As at December 31, 2004
£000s	Gross Intangible assets	Accumulated Amortization	Net Intangible Assets

Trademarked magazine titles and events	1,213	(221)	992
Contractual events	167	(36)	131
Unregistered magazine titles and events	1,694	(487)	1,207
Total	3,074	(744)	2,330

	As at December 31, 2003
£000s	Gross Intangible assets	Accumulated Amortization	Net Intangible Assets

Trademarked magazine titles and events	1,213	(172)	1,041
Contractual events	167	(32)	135
Unregistered magazine titles and events	1,694	(428)	1,266
Total	3,074	(632)	2,442

Amortization expense was £112,000 and £217,000 for 2004 and 2003, respectively.  During the year ended December 31 2003, impairment charges of £787,000 and £1,162,000 were recognized for trade marked magazine titles and events and unregistered magazine titles and events respectively.  Amortization expense is estimated to be £112,000 for each of the next five years.

The following tables summarize the indefinite life intangible asset activity:

	December 31 2003	Impairment	December 31 2004
	£000’s	£000’s	£000’s

Trademarked magazine titles and events	875	—	875
Unregistered magazine titles and events	635	(110)	525
Total	1,510	(110)	1,400

	December 31 2002	Impairment	December 31 2003
	£000’s	£000’s	£000’s

Trademarked magazine titles and events	875	—	875
Unregistered magazine titles and events	635	—	635
Total	1,510	—	1,510

Impairment charges:

In the combined statement of operations for 2004 Bcom recognized an impairment of £110,000 relating to its Television World magazine title. This is a magazine dedicated to information on repairing domestic brown goods. The impairment reflects the recent significant drop in revenue and profitability as a result in the decrease in the popularity of the television repair industry.

In the combined statement of operations for 2003 Bcom recognized impairments totaling £1,949,000:

An amount of £787,000 was recognized against the World Travel Guide titles.  With the popularity of other forms of media growing, particularly in the travel sector, the delivery of business to business information has been changing and conventional formats are in decline. Hard copy sales of World Travel Guide have seen a significant reduction hitting revenue and profitability. The intangible asset has therefore been adjusted accordingly.

An impairment of £931,000 was recognized against the European Conference on Optical Communications. The intangible asset relates to the only conference on optical communications in Europe and also International Optical communications magazine. The impairment recognizes the decreasing revenue and profitability resulting from the downturn in the communications industry, following the boom in the late 1990s and early 2000s.

An impairment of £231,000 was recognized against the Euro Communications intangible. This is a journal addressing communications issues relevant to operators, service providers and businesses active in the deregulating European market. The impairment recognizes the decline in revenue and profitability of this title resulting from the downturn in the communications industry, following the boom in the late 1990s and early 2000s.

In all of the above cases the fair value has been determined using the relief from royalty approach, which measures the after-tax royalties or license fees saved through ownership of the intangible asset.

9.                                     COMMITMENTS AND CONTINGENCIES

Commitments

Bcom leases land, buildings and equipment under agreements that expire in various years through 2010.  The land and buildings lease will expire within one year. Leases for Motor Vehicles run for three year contracts. Rental expense for property and equipment under operating leases was £140,000 and £265,000 for 2004 and 2003, respectively.  Minimum rental commitments under existing non-cancelable leases are shown in the following table.

2004
£000s
2004	—
2005	128
2006	41
2007	15
2008	14
2009 and after	20
Total	218

Litigation

Bcom is subject to occasional lawsuits, investigations and claims arising out of the normal conduct of it business.  Management does not believe the outcome of any pending claims will have a materially adverse impact on Bcom’s combined financial position, liquidity or annual results of operations.

10.                              DEBT

Highbury has typically incurred debt at the parent level.  However, some of the Bcom entities were financed by loans from other Highbury entities.  The repayment terms were at a specified date in the future and the rate of interest to be paid was generally LIBOR plus 1.75%.  The balance of the loans was £16,720,000 as of December 31, 2004, and 2003, respectively.

The bank and overdraft facilities of Bcom’s previous owners, Highbury, were secured by fixed and floating charges over certain assets of the Bcom Group.  As at December 31 2004, there were cross guarantees with the parent company and principally all of the fellow subsidiary undertakings.  As part of the sale of Bcom to Ergo which was completed on April 1, 2005, these cross guarantees were all released by the bank.

Bcom is now financed from its own cash flows from operations and from a £2 million net overdraft facility made available by Barclays to Nexus Media Communications Limited.  The term is 364 days from March 29 2005, although the facility is repayable on demand. No amounts have been drawn down on this facility to date.  The interest rate payable on the facility is 2% above the Barclays Bank Base Rate.  New cross guarantees have been put in place between all Bcom entities as security for the overdraft facility.

Under the terms of the agreement with Barclays, there will be a review of the facility within three months of agreement, in light of trading conditions to assess the introduction of an appropriate level of debtor cover over the facilities.

11.                              EMPLOYEE BENEFIT PLANS

Bcom provides retirement benefits to certain employees through defined contribution plans. The assets of the funded defined contribution plan are held independently of the Bcom companies and Highbury by insurance companies. Bcom does not operate any defined benefit schemes.

The amount charged to the combined statement of income is the amount of contributions payable in the period. The amount recognized in the statement of operations was £220,000 and £261,000 for 2004 and 2003 respectively.

12.                              RELATED PARTY TRANSACTIONS

A payable of £1,781,000 and £5,700,000 to Highbury was recorded as of December 31, 2004 and 2003, respectively.  These balances arise primarily as a result of treasury services, purchase ledger processing and audit fees.  Amounts recognized in the statement of operations for these items were £386,000 and £1,348,000 for 2004 and 2003, respectively. Other than certain transitional arrangements, Highbury ceased providing services to Bcom after the acquisition.

Some of Bcom’s paper stocks were historically purchased via Highbury allowing for a benefit from increased volume discount. As a stand-alone company, Bcom will no longer be able to achieve these savings. Bcom also benefited from preferential rates for newstand circulation revenue as a result of its relationship with Highbury; and it continues to do so post acquisition. Other than this, Bcom did not generate any revenues from transactions with Highbury during the period.

13.                              SUBSEQUENT EVENTS

In the first quarter of 2005 certain changes in capitalization of the Bcom entities took place.  These included the declaration on March 31, 2005 of two separate dividends by Highbury Nexus Media Communications Limited, a Bcom entity, totaling £14,921,000 and a capital contribution by Highbury of £4,564,000 on March 31, 2005.

The sale of the Bcom entities to Ergo was completed on April 1, 2005, consistent with the terms described in Note 1.  As a result, the parent company of Highbury Columbus Travel Publishing Limited, Highbury Harpers Limited, Nexus Media Communications Limited, Highbury Business Limited and Highbury Business Communication Limited became Nexus Holdings Limited, a UK company which is a subsidiary of Ergo Science Corporation.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to reflect the following transactions:

(1)                                  2005 changes in capitalization – there were a number of changes in the capitalization of the Bcom entities that took place on March 31, 2005, immediately prior to the acquisition by Ergo Science Corporation.  These transactions were not reflected in Bcom’s audited balance sheet as of December 31, 2004 but were essential to preparing the Bcom entities for sale.  The transactions reflect dividends that were paid by one of the Bcom entities to Highbury House plc (“Highbury”) as well as a capital contribution by Highbury.

(2)                                  Acquisition - the acquisition of the Bcom business by Ergo Science Corporation.  The acquisition also included the settlement of all existing intercompany balances with Highbury.

In this unaudited pro forma condensed combined financial information, Ergo Science Corporation is referred to as ‘‘we,’’ ‘‘Ergo” or the ‘‘company.’’

The preparation of the unaudited proforma condensed combined financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America.  These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses.  Actual results could differ from those estimates.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of Ergo would have been had the transactions occurred on the respective dates assumed nor is it necessarily indicative of Ergo’s future operating results or consolidated financial position.  Furthermore, no account has been taken of any synergies, including cost savings, or any severance and restructuring costs which may occur as a result of the acquisition of Bcom. Nevertheless, the pro forma adjustments reflected in the accompanying unaudited pro forma financial information reflect estimates and assumptions made by Ergo management that it believes to be reasonable.

The following unaudited pro forma condensed combined balance sheet at December 31, 2004 is presented as if these transactions had been completed as of the balance sheet date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 is presented as if the transactions had been completed on January 1, 2004, the beginning of Ergo’s fiscal year 2004.

Ergo’s acquisition of Bcom will be accounted for using the purchase method of accounting, as further described in Note 1 to the Unaudited Pro Forma Condensed Combined Financial Information. Accordingly, the acquired tangible and intangible assets and liabilities assumed will be recorded at their estimated fair values as of the date of the acquisition and results of operations will be combined from the acquisition date forward.  Management has analyzed all tangible assets and has concluded that the book value of such assets approximates fair value. Additionally management has completed a preliminary assessment of the fair values of the acquired intangible asset and has recorded an adjustment in the pro forma financial statements to record the intangible assets at fair value.  We do not expect future adjustments to the purchase price to be material.

Our fiscal year ends on December 31 of each year. Ergo’s information was derived from its audited financial statements as of and for the year ended December 31, 2004 included herein. These audited financial statements are included in Ergo’s Annual Report on Form 10-K, filed on March 30, 2005. Ergo’s historical financial data were prepared in accordance with US GAAP and presented in United States Dollars (‘‘US$’’ or ‘‘$’’).

Bcom’s fiscal year ends on December 31 of each year. Bcom’s information was derived from its audited combined financial statements for the year ended December 31, 2004 included herein.  Bcom’s historical financial data were prepared in accordance with US GAAP and presented in British Pound Sterling (‘‘UK £’’ or ‘‘£’’).  Bcom’s combined statement of operations information was translated using an average exchange rate of $1.833 per £1.00 for the year ended December 31, 2004. Bcom’s combined balance sheet as of December 31, 2004 was translated to US$ using the rate of $1.916 per £1.00 in effect at that date.

ERGO SCIENCE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2004

(In thousands, except per share data)

	Historical		Pro forma adjustments (Note 2)
	Ergo	Bcom	2005 Changes in Capitalization		Acquisitions		Pro forma

ASSETS
Current assets
Cash and cash equivalents	$26,453	$1,711	$—		$(21,386)	[B]	$6,778
Accounts receivable (net of allowance for doubtful accounts of $276)	—	6,852	—		—		6,852
Inventory	—	556	—		—		556
Deferred income taxes	—	276	—		—		276
Prepaid and other current assets	11	1,765	—		—		1,776

Total current assets	26,464	11,160	—		(21,386)		16,238

Fixed assets, net	—	4,217	—		—		4,217
Deferred taxes	—	148	—		364	[C]	512
Loan to parent	—	50,904	8,745	[A]	(59,649)	[D]	—
Intangible assets	—	7,147	—		144	[E]	7,291
Goodwill	—	16,368	—		(5,146)	[F]	11,222

Total assets	26,464	89,944	8,745		$(85,673)		$39,480

LIABILITIES AND STOCKHODLERS’ EQUITY
Current liabilities
Accounts payable	$278	4,117	—		—		4,395
Accrued expenses	130	6,463	—		—		6,593
Payable to parent	—	3,412	28,587	[A]	(31,999)	[D]	—
Other debt	—	427	—		—		427
Income tax payable	94	—	—		—		94

Total current liabilities	502	14,419	28,587		(31,999)		11,509

Other long term liabilities	—	32,036	—		(32,036)	[D]	—

Stockholders’ equity:	25,962	43,489	(19,842)	[A]	(21,638)	[G]	27,971

Total liabilities and stockholders’ equity	$26,464	89,944	8,745		(85,673)		$39,480

ERGO SCIENCE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(In thousands, except per share data)

	Historical		Pro forma Adjustments
	Ergo	Bcom	(Note 2)		Pro forma

Net revenues
Cost of revenue	—	36,948	—		36,948
Cost of sales	—	22,500			22,500

Gross profit	—	14,448	—		14,448

Operating expenses:
General and administrative	1,114	13,066	—		14,180
Amortization of intangibles	—	205	14	[H]	219
Impairment of intangibles	—	202	—		202

Total operating expenses	1,114	13,473	14		14,601

Operating profit/(loss)	(1,114)	975	(14)		(153)

Other income
Interest income	327	246	(510)	[I/J]	63
Other income	—	—	—		—

Total other income	327	246	(510)		63

Income tax (expense) benefit	—	(625)	86	[K]	(539)

Net profit/(loss)	(787)	596	(438)		(629)

Net income (loss) per common share:
Basic	($0.14)				($0.11)

Diluted	($0.14)				($0.11)

Weighted average common shares outstanding:
Basic	5,814				5,814

Diluted	5,814				5,814

ERGO SCIENCE CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL

STATEMENTS

(In thousands, except per share data)

Note 1 – Purchase Price Allocation

The following table outlines the preliminary purchase allocation for the acquisition of Bcom by Ergo:

Purchase Price:

Cash Consideration		$21,386

Less estimated fair value of net assets acquired:

Accounts receivable	$8,209
Inventory	854
Accounts payable	(3,020)
Other liabilities	(7,350)
Fixed assets	4,180
Intangible assets	7,291
Total net assets acquired		10,164

Estimated goodwill resulting from acquisition		$11,222

The final allocation of the purchase price will be determined upon completion of a final analysis to determine the fair values of Bcom’s tangible and intangible assets and liabilities.  Accordingly, the final purchase accounting adjustments may differ from the pro forma adjustments presented in this document.  Increases or decreases in the fair value of Bcom’s net assets, commitments, contracts or other items may change the amount of the purchase price allocated to goodwill.

Note 2 – Pro Forma Adjustments

The pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are as follows:

[A]                             There were a number of changes in the capitalization of Bcom as a result of certain transactions undertaken by Highbury after December 31, 2004 that were integral to preparing the Bcom entities for sale and are directly related to the consideration paid for Bcom.  On March 31, 2005, one of the Bcom entities declared two separate dividends to Highbury totalling $28.6 million (£14.9 million) and Highbury made a capital contribution to Bcom of $8.7 million (£4.6 million).  These transactions were not recorded in the December 31, 2004 Bcom balance sheet as they were declared after year end.

[B]                               Adjustment represents the estimated final cash consideration that will have been paid by Ergo to Highbury for Bcom including acquisition expenses of $700 thousand.

[C]                               Deferred taxes were recorded on Bcom’s balance sheet for the difference between the book basis and the tax basis in certain intangible assets of Bcom.  Upon acquisition, the tax basis will equal the fair values assigned to the intangible assets.  Accordingly, this adjustment removes any deferred taxes recorded on Bcom’s balance sheet related to intangible assets.

[D]                              Adjustment represents the elimination of the intercompany balances with Highbury.  In connection with the acquisition, the net position due to Highbury from Bcom was settled.  As such a pro-forma adjustment has been made to reflect the settlement of the intercompany balances by Bcom with Highbury prior to the acquisition.

[E]                                Amount represents the adjustment required to record the acquired intangible assets at fair value.

[F]                                Adjustment represents the amount necessary to record the goodwill based on the preliminary purchase price allocation.

[G]                               Adjustment represents the elimination of Bcom’s stockholders’ equity (described in the Bcom financial statements as “Owners net investment”) as a result of the acquisition.  The pro-forma stockholders’ equity is not equal to the stockholders’ equity of Ergo Science due to translation differences and operating results arising between the date of the pro forma balance sheet and the date of acquisition.

[H]                              Amount represents the incremental amortization expense arising on the intangible assets as a result of the fair value adjustments.

[I]                                   The net interest income represents interest expense and income on loans payable and loans receivable between Highbury and Bcom.  As these balances were settled prior to the acquisition and will not having a continuing impact on the business, these amounts have been eliminated in the pro forma statement of operations.

[J]                                  The interest income on the Ergo income statement represents interest earned on the cash and cash equivalents.  As the acquisition was financed with the cash and cash equivalents, this adjustment reflects the reduction of interest income earned assuming the cash was paid out at the beginning of the period.

[K]                              Adjustment reflects the tax impact of the pro forma adjustments for amortization and interest income of $78 thousand and elimination of the tax impact of the deferred tax balances related to intangibles of $8 thousand.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERGO SCIENCE CORPORATION

Date: June 17, 2005	By:	/s/ Ling S. Kwok
Ling S. Kwok
Vice President